EXHIBIT 21.1

SUBSIDIARIES

National Coal Corporation, a Tennessee corporation

NC Transportation, Inc., a Tennessee corporation

NC Railroad, Inc., a Tennessee corporation

Jacksboro Coal Company, Inc., a Tennessee corporation